EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-64726) pertaining to the Libbey Inc. Retirement Savings Plan of our report dated June 11, 2015, with respect to the financial statements and supplemental schedule of the Libbey Inc. Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Toledo, Ohio
June 11, 2015